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Exhibit 10.9
AGREEMENT
     This Agreement (this “Agreement”) is entered into as of the 19th day of August, 2003 (the “Execution Date”), by and between Guidant Investment Corporation, a California corporation (“Guidant”), and Cardica, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. Guidant desires to provide the Company a Ten Million Two Hundred Fifty Thousand Dollars (US$10,250,000) line of credit and to make a Four Million Dollar (US$4,000,000) equity investment in the Company in exchange for an agreement by the Company not to enter into any agreement regarding a material transaction, as more expressly set forth herein.
     B. The Company, as borrower, desires to borrow from Guidant, as lender, up to an aggregate principal amount of Ten Million Two Hundred Fifty Thousand Dollars (US$10,250,000), on the terms and conditions set forth herein, and to sell to Guidant up to eight hundred fifty-one thousand sixty-four (851,064) shares (the “Shares”) of the Company’s Series E Preferred Stock, $0.001 par value, for an aggregate purchase price of Four Million Dollars and Eighty Cents (US$4,000,000.80).
AGREEMENT
     Now, Therefore, in consideration of the promises and of the mutual provisions, agreements and covenants contained herein, the Company and Guidant hereby agree as follows:
ARTICLE I
LINE OF CREDIT
     1.1 Commitment. At any time from the date hereof and prior to the Commitment Termination Date, Guidant shall make loans (the “Loans”) to the Company in an aggregate principal amount not to exceed Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) (the “Line of Credit”). The collective outstanding amount of all Loans made to the Company shall hereinafter be referred to as the “Loan.”
     1.2 Interest.
          (a) Interest. Each Loan shall bear interest from the relevant Disbursement Date on the unpaid principal amount thereof until such Loan is repaid in full, at a rate per annum equal to eight and three quarters percent (8.75%). Upon the occurrence and during the continuation of an Event of Default, each Loan shall, to the extent permitted by law, bear interest at a rate equal to the rate provided above plus two percent (2%) per annum.
          (b) Accrual and Computation of Interest. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed for any Loan.

1.

          (c) Maximum Interest Rate. Nothing in this Agreement shall require the Company to pay interest at a rate exceeding the maximum amount permitted by applicable law to be charged by Guidant; provided, that in any event the Company shall pay the lesser of such maximum permissible rate and the rate provided herein. If, however, interest is paid hereunder in excess of the maximum rate of interest permitted by law, any interest so paid that exceeds such maximum rate shall automatically be deemed to constitute a payment of principal and shall automatically be applied in reduction of principal due on the applicable Note in the amount of such excess. In the event and to the extent such excess amount of interest exceeds the outstanding unpaid principal balance under such Note, any such excess shall be immediately returned to the Company by Guidant.
     1.3 Payments.
          (a) Interest Payments. The Company shall pay Guidant all interest then accrued with respect to any Note on the Maturity Date, or, if earlier, upon full repayment of such Note.
          (b) Loan Payment. The Company shall repay the entire outstanding principal amount of the Loan in full on the Maturity Date. Amounts repaid (whether repaid when due or prepaid) may not be reborrowed.
          (c) Optional Prepayment. The Company may at any time prepay the entire outstanding principal amount of the Loan or any portion thereof without penalty.
          (d) Material Transaction Prepayment. The Company shall repay the outstanding principal amount of the Loan immediately upon the occurrence of a Material Transaction between the Company and any Person other than Guidant, and in such event Guidant shall have no further obligation to make any further disbursement under this Agreement.
          (e) Subordination. Notwithstanding the foregoing, the payment of principal of each Note will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding on the date hereof or hereafter incurred; provided, however, that, except as limited under Article VI, the Company shall pay outstanding principal, plus any accumulated interest amounts, on the Maturity Date of each Note.
          (f) Event of Default. Except as may be limited under Article VI, when an Event of Default occurs and continues, Guidant may, without notice or demand, do any or all of the following (i) declare all amounts immediately due and payable (but if an Event of Default described in clause (b) of the defined term occurs all amounts are immediately due and payable without any action by Guidant); (ii) stop advancing money or extending credit for the Company’s benefit under this Agreement; and (iii) exercise any other remedies available to it under applicable statutes, at law, or in equity.
     1.4 Note. Each Loan made shall be evidenced by a promissory note (substantially in the form attached hereto as Exhibit A) executed by the Company and made payable to Guidant in the stated principal amount of such Loan. Each such promissory note is herein referred to as a “Note,” and collectively such promissory notes are herein referred to as “Notes.” The Company
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2.

hereby authorizes Guidant to indicate upon a schedule attached to each Note all payments of principal and interest thereon. Absent manifest error, such notations shall be presumptive as to the aggregate unpaid principal amount of the Loan, and interest due thereon, but any failure by Guidant to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the Obligations.
     1.5 Delivery of Note; Closing. The delivery of the first Note by the Company (the “Closing”) shall occur on the first Disbursement Date or such later Business Day as shall be mutually agreed upon by the Company and Guidant (the “Closing Date”). On the Closing Date, Guidant shall provide, in immediately available funds, an amount equal to the principal amount of the first installment of the Loan (as set forth in the applicable Borrowing Notice, as such term is defined in Section 1.7 hereof), by wire transfer for the account of the Company in accordance with the following:

Chase Manhattan Bank
ABA# [*]

Fahnestock & Co. Inc.
Account # [*]
For Final Credit of:	Cardica, Inc.
Final Credit Account #:	[*]
     1.6 Home Office Payment. The Company shall pay all sums due on each Note by wire transfer of immediately available funds for the account of Guidant in accordance with the following:

Citibank—New York, NY
ABA# [*]
Account [*]
Account Name:	Guidant Corporation
or by such other method or at such other location as Guidant shall specify from time to time in writing to Company, without presentation or surrender of the Note or the making of any notation thereon.
     1.7 Borrowing Procedures. The Company shall deliver to Guidant written notice of the Company’s desire for a Loan no later than 11:00 a.m. San Francisco, California time five (5) Business Days prior to the requested Disbursement Date. Such notice shall be irrevocable and shall be substantially in the form attached hereto as Exhibit B attached hereto (“Borrowing Notice”). In no event shall the amount requested for any one Loan be less than One Million Dollars (US$1,000,000), or the remaining availability under the Line of Credit if such amount is less than One Million Dollars (US$1,000,000), nor greater than Five Million Two Hundred Fifty Thousand Dollars (US$5,250,000). In no event shall Guidant be obligated to make a second disbursement until at least six (6) months after the first Disbursement Date and unless the Company has complied with its obligations under Section 5.7 of this Agreement.
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3.

     1.8 Obligation to Fund. Upon written notice by the Company pursuant to Section 1.7 hereof to borrow, and so long as no Event of Default has occurred and is continuing, Guidant shall have the absolute obligation to fund the Loan on the Disbursement Date in the amount requested in the Borrowing Notice.
ARTICLE II
INTERPRETATION OF AGREEMENT; DEFINITIONS.
     2.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:
     “Acquisition Proposal” shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company then outstanding or all or substantially all the assets of the Company.
     “Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds fifty percent (50%) or more of any class of the Voting Stock of the Company or (iii) fifty percent (50%) or more of the Voting Stock (or in the case of a Person which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. In addition, The Guidant Foundation is an Affiliate of Guidant.
     “Business Day” shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks located in San Francisco, California are authorized or required by law to be closed.
     “CMI” shall mean Century Medical, Inc., a Japan corporation.
     “Commitment Termination Date” shall be the date that is the second (2nd) anniversary of the Execution Date.
     “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.
     “Disbursement Date” shall mean any date on which a Loan is made.
     “Disclosure Schedule” shall have the meaning specified in Article III hereof.
     “Event of Default” shall mean: (a) a default in the payment of the principal or unpaid accrued interest on the Notes when due and payable if the Company does not cure such default within ten (10) calendar days after Guidant has given the Company written notice of such
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4.

default; (b) the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or relief under the United States Federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors which proceedings are not dismissed within thirty (30) days of the commencement of such proceedings; (c) the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation which action shall not have been resolved in favor of the Company within thirty (30) days of the commencement of such action, or the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company which appointment shall not have been vacated within thirty (30) days of such appointment; (d) a default under the terms of the VLL Loan Agreements; (e) an “Event of Default” as defined under Section 7.1 under the CMI Loan Agreement, regardless of whether CMI treats such occurrence as a default; (f) a default in the performance of any of its covenants and agreements set forth in Section 5.8 hereof and the continuance of such default for thirty (30) days after Guidant has given the Company written notice of such default, or (g) the Quiet Period and the Exclusive Negotiation Period shall have been terminated due to the termination of the Agreement by the Company in accordance with Section 5.1 hereof because of the receipt by the Company of an Acquisition Proposal and the Board of Directors of the Company determined in good faith, after consultation with outside counsel, that it was necessary to do so to act in a manner consistent with its fiduciary duties to the Company’s stockholders under applicable law.
     “Exclusive Negotiation Period” shall mean a period of thirty (30) days commencing on the earlier of (x) November 1, 2004, or (y) the date following the expiration of the Quiet Period (as hereinafter defined).
     “FDA” shall mean the U.S. Food and Drug Administration.
     “Financial Statements” shall have the meaning specified in Section 3.17 hereof.
     “GAAP” shall mean generally accepted accounting principles at the time in the United States.
     “Indebtedness” shall mean indebtedness for borrowed money evidenced by a promissory note that provides for payment of interest based on a principal amount and includes the acceleration of payment of such principal amount upon certain events of default.
     “Interest Payment Date” shall mean the date on which the payment of accrued interest on any Note is due and payable.
     “IP Security Agreement” shall have the meaning specified in Section 6.7 hereof.
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5.

     “Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For purposes of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.
     “Material Adverse Effect” shall mean any event, act or failure to act which would have a material adverse effect on the Company’s assets, business (as presently conducted or as proposed to be conducted), properties, financial condition or operating results, or on the Company’s ability to enter into and perform its Obligations.
     “Material Transaction” shall mean any merger, sale or other transfer of all or substantially all of the assets or capital stock of the Company, or any other material strategic transaction involving the Company (including the licensing or other transfer of the Company’s intellectual property, or a United States distribution agreement with a competitor of Guidant’s); provided, however, in no event shall either (a) the sale of shares of the Company’s capital stock (x) in any transaction or series of related transactions consummated principally for equity financing purposes that is not directly related to a material strategic business transaction (such as a merger, acquisition, license, distribution or development transaction), or (y) in connection with the Company’s initial public offering of its securities registered under the Securities Act, or (b) any transaction or series of related transactions with Guidant or its affiliates, constitute a “Material Transaction.”
     “Maturity Date” shall mean the date that is five (5) years from the Execution Date, or any other earlier date on which a Note becomes due and payable, whether as stated or by virtue of an Event of Default or otherwise.
     “Obligations” shall mean all loans, advances, debts, liabilities, obligations, covenants and duties owing, to Guidant by the Company of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Note or the IP Security Agreement, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Company under this Agreement or the IP Security Agreement.
     “PAS-Port Data” shall mean such data described on Exhibit D hereof which is incorporated herein by this reference.
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6.

     “Permitted Liens” shall mean (a) Liens held by VLL or CMI; (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books; (c) purchase money Liens (i) on equipment acquired or held by the Company or its subsidiaries incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; (d) leases or subleases granted in the ordinary course of the Company’s business, including in connection with the Company’s leased premises or leased property; (e) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company; (f) Liens that constitute rights of set-off of a customary nature or banker’s Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business; and (g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
     “Person” shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
     “Quiet Period” shall have the meaning specified in Section 5.1.
     “Registered Holder” shall mean Guidant Investment Corporation.
     “SEC” shall mean the Securities and Exchange Commission, or successor regulatory entity.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Senior Indebtedness” shall mean any and all Indebtedness, fees, costs, expenses, liabilities or other amounts owed, owing or to be owed by the Company to (x) VLL pursuant to those certain Loan and Security Agreements dated March 17, 2000 and July 5, 2001, and December 12, 2002, as they may be amended or supplemented from time to time (collectively, the “VLL Loan Agreements”); and (y) CMI pursuant to that certain Subordinated Convertible Note Agreement by and between the Company and CMI dated June 16, 2003, as it may be amended or supplemented from time to time (the “CMI Loan Agreement”), provided, however, that amounts owing to CMI pursuant to the CMI Loan Agreement shall only constitute “Senior Indebtedness” to the extent amounts owing to Guidant and VLL collectively exceed [*] Dollars (US$[*]), and further shall only be “Senior Indebtedness” to the extent provided for in the CMI Loan Agreement.
     “VLL” shall mean Venture Lending & Leasing II, Inc., and Venture Lending & Leasing III, Inc., and their successors or assigns, collectively.
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7.

     “Voting Stock” shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
     2.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
     2.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
     2.4 Legal Holidays. In any case where any Interest Payment Date or the Maturity Date of the Note shall not be a Business Day, then (notwithstanding any other provision of this Agreement or of the Note) payment of interest or principal or conversion of the Note, as the case may be, shall be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, or at the Maturity Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as otherwise specifically set forth in the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”), the Company represents and warrants to Guidant as of the date hereof as follows:
     3.1 Organization, Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue the Notes, to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted.
     3.2 Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
     3.3 Capitalization; Voting Rights.
          (a) The authorized capital stock of the Company consists of (i) 23,860,000 shares of Common Stock, par value $0.001 per share, 4,646,079 shares of which are issued and outstanding; and (ii) 15,243,000 shares of Preferred Stock, par value $0.001 per share, 683,000 shares of which are designated Series A Preferred Stock, all of which are issued and outstanding, 1,700,000 shares of which are designated Series B Preferred Stock, 1,585,838 shares of which are issued and outstanding, 5,500,000 shares of which are designated Series C Preferred Stock,
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8.

4,698,996 shares of which are issued and outstanding, 6,500,000 shares of which are designated Series D Preferred Stock, 4,821,992 of which are issued and outstanding, and 1,006,000 shares of which are designated Series E Preferred Stock, none of which are issued and outstanding. All issued and outstanding shares of the Company’s Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Each share of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof.
          (b) Under the Company’s 1997 Equity Incentive Plan as amended to date (the “Plan”), (i) 1,805,459 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options (such number is reflected in the number of shares of outstanding Common Stock listed in Section 3.3(a)(i) above), (ii) options to purchase 2,079,829 shares have been granted and are currently outstanding, and (iii) 554,092 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company.
          (c) Other than (i) the shares reserved for issuance under the Plan, (ii) warrants to purchase 96,439 shares of Common Stock, (iii) warrants to purchase 36,810 shares of Series B Preferred Stock, (iv) warrants to purchase 156,250 shares of Series C Preferred Stock, (v) warrants to purchase 180,052 shares of Series D Preferred Stock, and (vi) except as may be granted pursuant to this Agreement, that certain Series E Preferred Stock Purchase Agreement between the Company and Guidant of even date herewith (the “Purchase Agreement”) and that certain Amended and Restated Investor Rights Agreement by and among the Company, Guidant, and certain other holders of the Company’s Preferred Stock of even date herewith (the “Investor Rights Agreement”), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.
          (d) The rights, preferences, privileges and restrictions of the Preferred Stock and Common Stock are as stated in the Company’s Amended and Restated Certificate of Incorporation (the “Restated Charter”). Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof.
          (e) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company.
     3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Notes pursuant hereto has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the
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9.

availability of equitable remedies. The issuance of the Notes is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
     3.5 Liabilities. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse.
     3.6 Agreements; Action.
          (a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company’s Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.
          (b) There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” or other standard products), or (iii) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale or license agreements entered into in the ordinary course of business).
          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
     3.7 Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the
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10.

Board of Directors of the Company). None of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).
     3.8 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Balance Sheet (as defined in Section 3.17), and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.
     3.9 Intellectual Property.
          (a) To the best of its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products or licenses incidental to consulting agreements or with independent contractors.
          (b) The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.
          (c) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently proposed to be conducted. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary
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11.

information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.
          (d) Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.
     3.10 Compliance with Other Instruments. The Company is not in violation or default of any term of its Restated Charter or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ. The execution, delivery, and performance of and compliance with this Agreement, and the issuance of the Notes pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.
     3.11 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened in writing involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.
     3.12 Tax Returns and Payments. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company, have been paid or will be paid prior to the time they become delinquent. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll and other taxes (including interest and penalties) to the extent that such have become due.
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     3.13 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.
     3.14 Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register (as defined in Section 1.1 of the Investor Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in that certain Voting Agreement dated August 9, 2000, by and among the Company and certain holders of the Company’s Common Stock and Preferred Stock, as amended to date, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
     3.15 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Notes, except such as has been duly and validly obtained or filed. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.
     3.16 Offering Valid. Assuming the accuracy of the representations and warranties of Guidant contained in Article IV hereof, the offer and issuance of the Notes will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its
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behalf has solicited or will solicit any offers to issue or has offered to issue or will offer to issue all or any part of the Notes to any person or persons so as to bring the issuance of such Notes by the Company within the registration provisions of the Securities Act or any state securities laws.
     3.17 Financial Statements. The Company has made available to Guidant (a) its audited balance sheet as of June 30, 2002, and audited statement of operations for the fiscal year ended June 30, 2002, (b) its unaudited balance sheet (the “Balance Sheet”) as of May 31, 2003 (the “Balance Sheet Date”) and unaudited statement of operations for the period ending on the Balance Sheet Date (collectively, the “Financial Statements”), and (c) its unaudited balance sheets as of April 30, 2003, May 31, 2003 and June 30, 2003 and unaudited statements of operations for the monthly period ended on each such date. The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly in all material respects the financial condition and position of the Company as of June 30, 2002, and the Balance Sheet Date; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments, and do not contain footnotes required under generally accepted accounting principles.
     3.18 Changes. Since the Balance Sheet Date, there has not been to the Company’s knowledge:
          (a) Any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse;
          (b) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, properties or financial condition of the Company;
          (c) Any waiver or compromise by the Company of a valuable right or material debt owed to it;
          (d) Any satisfaction or discharge of any lien, claim or encumbrance, or payment of any obligation by the Company, except those in the ordinary course of business that are not material to the business, properties or financial condition of the Company;
          (e) Any change to a material contract or agreement by which the Company or any of its assets is bound or to which the Company is subject which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Company;
          (f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
          (g) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
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          (h) Any resignation or termination of employment of any officer or key employee of the Company;
          (i) Any mortgage, pledge, transfer or a security interest in, or lien, created by the Company, with respect to any of the Company’s material properties or assets, except liens for taxes not yet due or payable and those which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of its material property or assets;
          (j) Any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel and other advances made in the ordinary course of business;
          (k) Any declaration, setting aside, payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company other than a repurchase by the Company of shares of its Common Stock pursuant to the right of first refusal set forth in the Company’s Bylaws;
          (l) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;
          (m) Any debt, obligation or liability incurred, assumed or guaranteed by the Company except those for immaterial amounts and for current liabilities incurred in the ordinary course of business; and
          (n) Any arrangement or commitment by the Company to do any of the acts described in subsections (a) through (m) above.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUIDANT
     Except as contemplated by this Agreement, Guidant represents and warrants to the Company as of the date hereof as follows:
     4.1 Corporate Organization. Guidant is a corporation duly incorporated, validly existing and in good standing under the laws of California. Guidant has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to purchase the Notes, to carry out the provisions of this Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted.
     4.2 Authority. All corporate action on the part of Guidant, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of Guidant has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be a valid and binding obligation of Guidant enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency,
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reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Certificate of Incorporation or Bylaws of Guidant, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Guidant or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on Guidant.
     No consent, approval, order or authorization of, or registration, declaration or filing with, any United States governmental authority is required by or with respect to Guidant in connection with the execution and delivery of this Agreement by Guidant or the consummation by Guidant of the transactions contemplated hereby or thereby.
     4.3 Restricted Note. Guidant represents and agrees that, upon the issuance of any Note, (a) Guidant will acquire such Note for Guidant’s own account, and for the purpose of investment and not with a view to the distribution thereof, and (b) the Note has not been registered under Section 5 of the Securities Act and may not be offered or sold by Guidant.
     4.4 Disclosure of Information. Guidant believes it has received all the information it considers necessary or appropriate for deciding whether to enter into this Agreement and purchase the Note. Guidant further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Agreement and the issuance of the Note.
     4.5 Investment Experience. Guidant is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this Agreement and the issuance of the Note. Guidant represents that it has not been organized for the purpose of acquiring the Note.
     4.6 Accredited Investor. Guidant is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act and shall submit to the Company such further assurances of such status as may be requested by the Company.
ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Quiet Period. From and after the date hereof and until the later of (x) the date of approval by the FDA of the Company’s PAS-Port, or (y) such time as the PAS-Port Data is collected, the Company shall not enter into any agreement or negotiations for any transaction or series of transactions resulting in a Material Transaction (collectively, the “Quiet Period”); provided, however, that the Quiet Period shall not extend beyond November 30, 2004 so long as
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the Company has complied with its obligations in Section 5.2. Notwithstanding the foregoing, in the event that the Company receives an Acquisition Proposal and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so to act in a manner consistent with its fiduciary duties to the Company’s stockholders under applicable law, the Board of Directors of the Company may terminate this Agreement solely to enter into an agreement with such third party, but only after the Company shall have complied with Section 3.7 of the Amended and Restated Investor Rights Agreement of even date herewith by and among the Company and the Investors identified on Exhibit A thereto. The Company shall be permitted to sell additional shares of its capital stock during the Quiet Period provided that such sales do not result in a Material Transaction.
     5.2 Company’s Efforts Regarding PAS-Port Data. The Company shall use its reasonable best efforts to gather the PAS-Port Data and obtain FDA clearance for the PAS-Port on or before October 31, 2004.
     5.3 Exclusive Negotiation Period. During the Exclusive Negotiation Period, Guidant and its Affiliates shall have an exclusive right to negotiate with the Company for the acquisition of the Company by Guidant or its Affiliates by means of any transaction or series of transactions, including but not limited to by way of merger, acquisition, or a stock or asset transfer. During the Negotiation Period, the Company shall not enter into any agreement or negotiations for any transaction or series of transactions resulting in a Material Transaction and shall negotiate in good faith with Guidant and its Affiliates for the acquisition of the Company by Guidant or its Affiliates by means of any transaction or series of transactions, including but not limited to by way of merger, acquisition, or a stock or asset transfer.
     5.4 Equity Purchase. Guidant shall acquire the Shares on the date hereof.
     5.5 Information Rights. During such time as any Obligation remains outstanding, Guidant shall have the rights of a Major Investor under Sections 3.1 and 3.2 of the Investor Rights Agreement and Guidant shall be subject to the obligations of an Investor under Section 3.3 of the Investor Rights Agreement.
     5.6 Non-Solicitation of Employees. The Company and Guidant agree that, until the expiration of the Exclusive Negotiation Period, neither party will solicit, attempt to hire, hire or employ, directly or indirectly, through any enterprise with which the party is associated, any person who is currently or who, during any time prior to the expiration of the Exclusive Negotiation Period, becomes an employee of the other party or in any way solicit or induce (or assist another person in soliciting or inducing) any employee of the other party to terminate his or her employment with such other party.
     5.7 Repayment of Debt to VLL. The Company shall repay, within thirty (30) business days of the Closing Date, all amounts owing to VLL pursuant to the VLL Loan Agreements.
     5.8 Covenants of the Company. From and after the Execution Date and continuing so long as any amount remains unpaid on the Notes, the Company covenants that:
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          (a) Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights and franchises of the Company relating to its corporate existence.
          (b) Maintenance of Properties. The Company will use commercially reasonable efforts to maintain, preserve and keep its material properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained in all material respects. Notwithstanding the foregoing, the Company may dispose of obsolete and unneeded property.
          (c) Indebtedness. Except with five (5) days’ prior notice to Guidant, the Company shall not incur any Indebtedness other than Senior Indebtedness or guarantee any such Indebtedness or issue or sell any debt securities of the Company other than Senior Indebtedness or guarantee any debt securities of others.
          (d) Notice of Claims and Litigation. The Company will give prompt notice to Guidant of any claim or action at law or in equity, or before any governmental, administrative or regulatory body or arbitration panel instituted against the Company, or disputes that have a high probability of resulting in a suit of significance against the Company involving a claim against the Company, for damages in excess of Five Hundred Thousand Dollars ($500,000) or which, if concluded adversely to the Company, could be reasonably expected to have a Material Adverse Effect.
          (e) Notice of Default. The Company shall promptly give written notice to Guidant of any known default or breach by the Company of any of its obligations or commitments set forth in this Agreement, or otherwise of any default or other occurrence that, with lapse of time and/or giving of notice, would constitute an Event of Default.
ARTICLE VI
SUBORDINATION AND SECURITY INTEREST OF GUIDANT
     6.1 Subordination. The Indebtedness evidenced by the Notes is hereby expressly subordinated to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of the Senior Indebtedness.
     6.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, then no amount shall be paid by the Company in respect of the principal of or interest on the Notes at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full. If there occurs an event of default that has been declared with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, no payment shall be made in respect of the
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principal of or interest on the Notes, unless (i) such event of default shall have been cured by the Company or waived by holders of the Senior Indebtedness or shall have ceased to exist, or (ii) payment of all Senior Indebtedness shall have been accelerated and all Senior Indebtedness shall have been paid in full, or (iii) within six (6) months after the happening of such event of default (a “Payment Blockage Period”), the maturity of such Senior Indebtedness shall not have been accelerated. Notwithstanding anything contained herein to the contrary, payments by the Company of principal and interest on the Notes to the Registered Holder shall be halted under this Section 6.2(iii) for only one (1) Payment Blockage Period during any twelve (12) month consecutive period.
     6.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Article VI to receive cash, securities or other properties otherwise payable or deliverable to the Registered Holder, nothing contained in this Article VI shall impair, as between the Company and the Registered Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Registered Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Registered Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, except as limited under Section 6.2 above.
     6.4 Undertaking. By its acceptance of a Note, the Registered Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness to implement the foregoing provisions of this Article VI.
     6.5 Subordination of Future Debt. During the term of this Agreement and until the performance of all obligations to Guidant, the Company shall not incur or permit to exist any Indebtedness, excluding Senior Indebtedness, unless (a) approved by Guidant in its sole discretion in writing, or (b) the holder’s right to repayment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against the Company following default have been made subordinate to the Liens of Guidant and the prior payment of the obligations to Guidant under this Agreement pursuant to a written subordination agreement satisfactory to Guidant, which agreement may provide that regularly scheduled payments of accrued interest on such subordinated Indebtedness may be paid by the Company and retained by the holder so long as no Event of Default has occurred.
     6.6 Security Interest. Subject to Permitted Liens, to secure the prompt payment of each Loan, the Company hereby grants a first priority security interest to Guidant in all personal property and assets of the Company, including without limitation, all of the Company’s right, title and interest in and to all equipment, general intangibles, intellectual property, inventory, investment property, receivables, fixtures, deposit accounts and other goods and personal property, whether tangible or intangible, whether now owned or hereafter acquired and wherever located, all proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing (“Collateral”).
     6.7 Financing Statements. With respect to Collateral, the Company covenants to execute and deliver to Guidant all financing statements, notices and other documents from time to time reasonably requested by Guidant, including the Intellectual Property Security Agreement
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in the form attached hereto as Exhibit E (the “IP Security Agreement”), to maintain a perfected security interest in the Collateral in favor of Guidant; perform such other acts as directed by Guidant, and execute and deliver to Guidant such additional conveyances, assignments, agreements and instruments, as Guidant may at any time reasonably request in connection with the administration and enforcement of this Agreement or Guidant’s rights, powers and remedies hereunder.
     6.8 Release. At such time as the Company shall completely satisfy all of the Obligations secured hereunder (other than contingent indemnification obligations not yet due), Guidant shall execute and deliver to the Company all lien releases and other instruments as may be reasonably necessary or proper to terminate Guidant’s security interest in the Collateral, subject to any disposition of the Collateral which may have been made by Guidant pursuant to this Agreement. For the purpose of this Agreement, the Obligations shall be deemed to continue if the Borrower enters into any bankruptcy or similar proceeding at a time when any amount paid to Guidant could be ordered to be repaid as a preference or pursuant to a similar theory, and shall continue until it is finally determined that no such repayment can be ordered (provided that nothing herein shall limit the obligation of Guidant under the immediately preceding sentence to execute lien releases and other instruments during any preference period unless a bankruptcy or similar proceeding has been entered into at the time such execution would otherwise be required).
     6.9 Remedies. Upon the occurrence and during the continuation of an Event of Default, Guidant shall have the right to exercise all the remedies of a secured party under the California Uniform Commercial Code, including, without limitation, the right to require the Company to assemble the Collateral and any tangible property in which Secured Party has a security interest under this Agreement and to make it available to Guidant at a place designated by Guidant. Guidant shall have a nonexclusive, royalty free license to use the Collateral to the extent reasonably necessary to permit Guidant to exercise its rights and remedies upon the occurrence and during the continuation of an Event of Default. The Company will pay any reasonable expenses (including reasonable attorneys’ fees) incurred by Guidant in connection with the exercise of any of Guidant’s rights hereunder, including, without limitation, any reasonable expense incurred in disposing of the Collateral.
ARTICLE VII
MISCELLANEOUS
     7.1 Governing Law. This Agreement and the Notes issued hereunder shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.
     7.2 Survival. The representations, warranties, covenants and agreements of the parties hereunder shall survive the enforcement, amendment or waiver of this Agreement or the Notes.
     7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs,
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executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.
     7.4 Entire Agreement. This Agreement, together with the Notes, constitutes the entire and final agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral or written agreements or discussions on the subject matter hereof.
     7.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     7.6 Amendment and Modification. Neither this Agreement nor any of the other documents or instruments delivered herewith or executed pursuant hereto may be modified or amended in any respect except in a writing signed by both parties expressly setting forth such modification or amendment.
     7.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Notes shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character either party’s part of any breach, default or noncompliance under this Agreement, or Guidant’s under any Note, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement and/or the Notes, as applicable, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
     7.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such certificates, documents or notice may be personally delivered to an authorized representative of the Company or Guidant (as the case may be) at any address where such authorized representative is present, such other address as such party may designate by twenty (20) days advance written notice to the other party, and otherwise shall be sent to the following address:

If to the Company:	Cardica, Inc.
171 Jefferson Drive
Menlo Park, CA 94025
Attention: Bernard Hausen
Telecopy No.: (650) 326-5655
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With a copy to:	Nancy H. Wojtas, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Telecopy No.: (650) 849-7400

If to Guidant:	Guidant Corporation
3200 Lakeside Drive
Santa Clara, CA 95054
Attention: Greg Garfield
Telecopy No.: (408) 845-1897

With a copy to:	Amy C. Seidel, Esq.
Faegre & Benson LLP
2300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Telecopy No.: (612) 766-1600
     7.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
     7.10 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
     7.12 Confidentiality. The Nondisclosure Agreement between the Company (f/k/a Vascular Innovations, Inc.) and Guidant dated April 4, 2000, shall remain in full force and effect.
     7.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
     7.14 Term; Termination. This Agreement shall terminate in the following circumstances: (a) by the Company if Guidant fails to make a Loan on a Disbursement Date as requested by the Company in any Borrowing Notice and does not cure such failure within five (5) days’ written notice from the Company; or (b) upon the expiration of the Exclusive Period provided that the full and final payment of all amounts owed by the Company to Guidant under the Notes shall have been made. Notwithstanding the foregoing, upon the expiration of the Exclusivity Period, Sections 5.1 and 5.2 shall have no further force or effect. Upon the payment
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in full of all amounts due under this Agreement, Guidant shall promptly execute and deliver to the Company all such documents and instruments that shall be necessary to evidence termination of this Agreement and the security interest created hereunder, including any UCC3 financing statement amendments terminating any UCC1 financing statements filed by Guidant.
[Remainder of Page Intentionally Left Blank]
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23.

     In Witness Whereof, the Company and Guidant by their duly authorized officers have each caused this Agreement to be executed as of the date first written above.

GUIDANT:

GUIDANT INVESTMENT CORPORATION

/s/	Ronald W. Dollens

By:	Ronald W. Dollens

Title: President

COMPANY:

CARDICA, INC.

/s/	Bernard Hausen

By:	Bernard Hausen

Title:	President & CEO
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Signature Page to Agreement

EXHIBIT A
FORM OF NOTE
CARDICA, INC.
8.75% Note

No. N-1	Menlo Park, CA
$	___, 200_
     Cardica, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to Guidant Investment Corporation, a California corporation (“Guidant”), the principal sum of [                     ($___)] on the Maturity Date (as defined in the Agreement referred to below), and to pay interest (computed on the basis of the actual number of days elapsed and a year of 365 days) on the unpaid principal balance thereof from the date of this Note at the rate of eight and three quarters percent (8.75%) per annum from the date hereof, payable in arrears on the Maturity Date.
     The interest and principal payments payable with respect to this Note, on the Maturity Date, regardless of whether by declaration, acceleration or otherwise, pursuant to the Agreement (as defined herein), shall be paid to Guidant in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such interest and principal payments shall be made to Guidant in accordance with the provisions of the Note Agreement.
     This Note is one of the Notes of the Company issued in an aggregate principal amount of up to Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) pursuant to the Agreement, dated [                     ___, 2003], by and between the Company and Guidant (the “Agreement”). Guidant is entitled to the benefits of the Agreement, and may enforce the Agreement and exercise the remedies provided for thereby or otherwise available in respect thereof.
     This Note may not be transferred or assigned by Guidant to any Person other than to its Affiliates.
     In the case of an Event of Default (as defined in the Agreement), the principal of this Note in certain circumstances may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.
     The Indebtedness evidenced by this Note is, to the extent provided in the Agreement, subordinate and subject in right of payment to the Senior Indebtedness (as defined in the Agreement), and this Note is issued subject to the provisions of the Agreement with respect thereto.
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     No reference herein to the Agreement and no provision of this Note or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     All terms used in this Note that are defined in the Agreement shall have the meanings assigned to them in the Agreement.
     This Note has been delivered to Guidant in Santa Clara, California, and the Note and the Credit Agreement are governed by and shall be construed and enforced in accordance with and the rights of the parties shall be governed by the law of the State of California excluding choice-of-law principles.
     In Witness Whereof, the Company has caused this Note to be duly executed as of the ___day of ___, 200_.

COMPANY:

CARDICA, INC.

By:

Print Name:

Print Title:

Attest:

By:

Print Name:

Print Title:

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EXHIBIT B
FORM OF BORROWING NOTICE
Date:

To:	Guidant Investment Corporation
3200 Lakeside Drive
Santa Clara, CA 95054
Attention: Greg Garfield

Re:	The Agreement dated as of ___, 2003 (as the same may from time to time be further amended, modified, supplemented or restated, the (“Agreement”), by and among Cardica, Inc., a Delaware corporation (the “Company”) and Guidant Investment Corporation, a California corporation (“Guidant”)
Ladies and Gentlemen:
The undersigned refers to the Agreement, capitalized terms used herein but not defined herein being used herein as therein defined, and hereby gives Guidant irrevocable notice, pursuant to Section 1.8 of the Credit Agreement, of the request for a Loan (“Advance”) as specified herein:
     1. The Disbursement Date of the requested Advance (which is a Business Day) is                     , 200___.
     2. The aggregate amount of the requested Advance is $                    .
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Disbursement Date of the requested Advance, before and after giving effect thereto and to the application of the proceeds therefrom:
     1. No Event of Default has occurred and is continuing, or would result from such requested Advance;
     2. The requested Advance will not cause the aggregate principal amount of all Loans issued under the Agreement to exceed, as of the designated Disbursement Date, Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000);
     3. If the requested Advance will constitute the second disbursement under the Agreement, the Company has complied with Section 5.7 of the Agreement; and
     4. The account to which the requested Advance should be remitted is the account set forth in Section 1.5 of the Agreement.

Cardica, Inc., a Delaware corporation

By:

Print Name:

Print Title:

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EXHIBIT C
SCHEDULE OF EXCEPTIONS
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EXHIBIT D
PAS-PORT DATA
          Cardica will provide Guidant with additional clinical data on the patency of 78 additional grafts using the PAS-Port™ device. The following data will be provided:
1)	intraoperative performance data;

2)	graft patency assessment by angiography (the PAS-port trial indicates this to be the primary method of obtaining primary endpoint data.) In the event that the patient is unable to tolerate or refuses angiography, Cardiac CT or cardiac MRI will be obtained at 6 months postoperatively (180+/-30 days of day of surgery) (provided that the core lab is able to assess graft patency on all methods of diagnostic imaging);

3)	core lab reports for each patient and a core lab summary report on all additional PAS-Port patient data; and

4)	a six-month clinical report that summarizes the new clinical findings and statistical endpoints of the additional data obtained.
     Cardica intends to deploy additional PAS-Port™ Proximal Anastomosis implants in patients enrolled in the C-Port™ clinical trial using the C-Port study’s inclusion/exclusion criteria, which is more broad than the original PAS-Port trial. The primary endpoint of the C-Port study is to evaluate the graft patency of the distal anastomosis device. The primary differences between the two trials are that C-Port will include older patients and may also include patients requiring procedures with valve replacements plus CABG. The Company therefore anticipates higher morbidity and mortality rates in this study compared to the original PAS-Port™ clinical trial. Cardica intends to use the PAS-Port™ device in this trial only on graft vessels that do not have a C-Port™ device on the distal anastomosis. If the patient demographics of the C-Port trial are deemed to be significantly different from that of the PAS-Port trial, then Cardica will perform a retrospective logistic regression analysis to determine if these demographic variables have a significant effect on the results of the primary or secondary study endpoints.
     The PAS-Port™ data provided from these additional 78 grafts will be used with the original PAS-Port clinical trial data from 47 grafts to determine an overall patency rate using a sample size of 125 grafts as well as on a stand alone basis for the new study sample size of 78 PAS-Port™ grafts.
     If the PAS-Port™ 510(k) is not cleared by the FDA and there is an unforeseen delay in completing these 78 PAS-Port additional grafts during the C-Port™ clinical trial or if in 200 patients enrolled in the C-Port™ study Cardica cannot accumulate 6 month PAS-Port™ patency data from 78 grafts in the C-Port clinical trial, then Cardica will supplement this data base with pool-able data to the original 47 grafts in a new clinical trial in which the statistical hypotheses and endpoints are clearly defined, such as to ensure that the trial will prove or disprove a statistically comparative endpoint to a historical control. Prior to commencing this study Cardica will conduct a pre-IDE meeting with FDA to ensure that the statistical hypotheses and endpoints of this new trial will be appropriate and meet FDA’s guidelines for 510(k) clearance of the PAS-port device.
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If the PAS-Port™ 510(k) is cleared by the FDA and there is an unforeseen delay in completing these 78 PAS-Port additional grafts during the C-Port™ clinical trial or if in 200 patients enrolled in the C-Port™ study Cardica cannot accumulate 6 month PAS-Port™ patency data from 78 grafts in the C-Port clinical trial, then Cardica will supplement this data base with pool-able data to the original 47 grafts with 6 month patency data obtained from patients enrolled in the PAS-Port™ registry. This 78-patient registry data will have pool-able data to the original 47 patient PAS-Port registry such that statistically significant endpoints can be assessed.
     In all cases, if Cardica does not obtain FDA 510(k) clearance for the PAS-port device, Guidant Corporation may, at Cardica’s request, provide assistance to Cardica to further develop Cardica’s regulatory and clinical strategy. This assistance may take place in the form of pre-IDE meetings, protocol development, trial management, and the preparation of regulatory filings.
[End of PAS-Port Data]
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Exhibit E
IP Security Agreement
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